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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2005

FOREST OIL CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 2200, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

        Forest's credit facilities total $600,000,000 and consist of a $550,000,000 U.S. credit facility through a syndicate of banks led by JP Morgan Chase and a $50,000,000 Canadian credit facility through a syndicate of banks led by JP Morgan Chase Bank, Toronto Branch (collectively, the "Credit Facilities"). On May 13, 2005, Forest was informed by J.P. Morgan, the Administrative Agent under the Credit Facilities, that the required lenders had approved an increase to the global borrowing base, from $500,000,000 to $700,000,000, effective as of May 16, 2005. Subject to the agreement of Forest and the applicable lenders, the size of the Credit Facilities may be increased by up to $200,000,000 in the aggregate. Forest does not currently plan to ask the lenders to approve an increase in the size of the Credit Facilities and therefore borrowing will be limited to the current commitments totaling $600,000,000. Effective May 16, 2005, Forest had allocated the global borrowing base as follows: $550,000,000 to the U.S. credit facility and $50,000,000 to the Canadian credit facility.

        The determination of Forest's global borrowing base is made by the lenders in their sole discretion taking into consideration the estimated value of Forest's oil and gas properties in accordance with the lenders' customary practices for oil and gas loans. While the global borrowing base is in effect, pursuant to the terms of the Credit Facilities it is re-determined semi-annually and the available borrowing amount could be increased or decreased as a result of any such re-determination. In addition, Forest and the lenders each have discretion at any time, but not more often than once during any calendar year, to have the global borrowing base re-determined. The recent increase in the global borrowing base is a result of a semi-annual re-determination undertaken by the lenders.

        The credit facilities are collateralized by Forest's assets. Forest is required to mortgage, and grant a security interest in, 75% of the present value of the proved oil and gas properties and related assets of Forest and its subsidiaries. As a result of the increase in the global borrowing base, Forest will provide the lenders with additional collateral in order to satisfy the foregoing mortgage requirement.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)
Dated: May 17, 2005	By:	/s/ CYRUS D. MARTER IV Cyrus D. Marter IV Vice President, General Counsel and Secretary

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  Item 8.01 Other Events.
SIGNATURES